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FORM 3                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                              Washington, D.C. 20549

                                            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30 (f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and address of Reporting Person*   2. Date of Event Re-      4. Issuer Name and Ticker
                                              quiring Statement          or Trading Symbol
Renaissance US Growth and Income Trust PLC     (Month/Day/Year)          Digital Recorders, Inc.
(Last)        (First)       (Middle)            June 2001                 (TBUS)

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                                                                     5. Relationship of Reporting           6. If Amendment, Date of
                                                                        Person(s) to Issuer                      Original
                                                                        (check all applicable)                  (Month/Day/Year)

8080 N.  Central Expressway                3. IRS or Social Security    Director     X 10% Owner
Suite 210, LB 59                              Number of Reporting
           (Street)                           Person (Voluntary)         Officer (give    Other              7. Individual or Joint/
                                                                         title below)    (specify below          Group Filing
                                                                                                             (Check Applicable Line)
Dallas,      TX         75206-1857
                                                                                                              X  Form filed by One
(City)        (State)       (Zip)                                                                                 Reporting Person

                                                                                                                 Form Filed by More
                                                                                                                  than One Reporting
                                                                                                                  Person

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             Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security                         2. Amount of           3. Ownership          4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                   Securities             Form: Direct          (Instr. 5)
                                                Beneficially Owned     (D) or Indirect
                                                 (Instr. 4)            (I)  (Instr.5)
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Remarks:  Renaissance  US Capital  Growth & Income  Trust PLC is the  beneficial owner of more than 10% of Company's common stock on a fully converted basis. The Investment Advisor is Renaissance  Capital Group, Inc., which is also Investment Manager for BFS US
Special Opportunities Trust PLC. BFS US Special Opportunities Trust PLC also owns securities of Digital Recorders, Inc.

Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly.                       (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7-96)


FORM 3 (continued)          Table II --- Derivative Securities Beneficially Owned (e.g..puts, calls, warrants, options, convertible securities)
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1. Title of Derivative       2. Date Exer-    3. Title and Amount of Securities    4. Conver-   5. Owner-    6. Nature of Indirect
   Security (Instr. 4)          cisable and      Underlying Derivative Security       sion or      ship         beneficial Ownership
                                Expiration       (Instr. 4)                           Exercise     Form of       (Instr. 5)
                                Date                                                  Price of     Deriv-
                                (Month/Day/Year)                                      Deriv-       ative
                                                                                      ative        Security:
                                                                                      Security     Direct
                                                                                                   (D) or
                                                                                                   Indirect
                                                                                                   (I)
                                                                                                   (instr. 5)
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                                Date   Expira                         Amount
                                Exer-  -                              of
                                cis-   tion        Title              Number
                                able   Date                           of
                                                                      Shares
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$1,500,000, 8%                                       Common Stock        750,000      $2.00         (D)
  Convertible Debenture
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Warrants                      06/27/06               Common Stock        100,000      $2.18         (D)
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Explanation of Response:
Renaissance  US Capital  Growth & Income  Trust PLC is the  beneficial owner of more than 10% of Company's common stock on a fully converted basis. The Investment Advisor is Renaissance  Capital Group, Inc., which is also Investment Manager for BFS US
Special Opportunities Trust PLC. BFS US Special Opportunities Trust PLC also owns securities of Digital Recorders, Inc.

                                                                                                                January  25,  2002
                                                                                Russell Cleveland
                                                                                President
                                                                                Renaissance Capital Group, Inc.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)
                                                                                **Signature of Reporting Person       Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.                                                              Page 2
                                                                                                                     SEC 1473 (7-96)